PRESS RELEASE

Contact Information:
TXO Partners
Brent W. Clum
President, Business Operations & CFO
817.334.7800
ir@txopartners.com

Release Date:
March 4, 2025

TXO PARTNERS DECLARES A FOURTH QUARTER 2024 DISTRIBUTION OF $0.61 ON COMMON UNITS; PROVIDES 2025 DISTRIBUTION OUTLOOK AND FILES ANNUAL REPORT ON FORM 10-K

[Fort Worth, TX, March 2025]—TXO Partners, L.P. (NYSE: TXO) announced today that the Board of Directors of its general partner declared a distribution of $0.61 per common unit for the quarter ended December 31, 2024. The quarterly distribution will be paid on March

21, 2025, to eligible unitholders of record as of the close of trading on March 14, 2025.

“As a unique production and distribution business, TXO focuses on delivering returns to our holders through both cash distribution and value creation per unit. We strive to grow our distributions every year, and since going public in January 2023, TXO has delivered $4.49 per unit to holders,” stated Bob R. Simpson, Chairman and CEO. “Given our outlook, we are targeting a full-year distribution in excess of $2.45 per unit for the year ahead. ”

“Financial stewardship is the key component of the TXO strategy,” further commented President of Business Operations and CFO, Brent Clum. “Our intentional capital allocation generates cash flow through efficient operations which in turn drive distributions and value creation per unit for our holders. As well, we are always on the lookout for accretive opportunities to grow within our operating footprint. We view the business of TXO through the lens of life-long owners, focusing on steady long-term success.”

Gary D. Simpson, President of Development and Production, continues, “With our long-lived assets, our technical teams have identified a rich inventory of development opportunities across the Permian, San Juan and Williston Basins. As we plan future capital programs, we are evaluating resource in excess of 50 million barrels of oil, along with the additional 3 Tcfe of natural gas potential in our Mancos Shale position. We believe this captured potential in aggregate represents multiples of our current booked reserve base. Specifically, the scope of development activities includes CO2 expansion, waterflood enhancements and drilling programs in all our producing basins. Ultimately, our goal is outstanding returns driven by confident investment with ongoing production and reserve stability.”

Annual Report on Form 10-K

TXO's financial statements and related footnotes will be available in the Annual Report on Form 10-K for the year ended December 31, 2024, which TXO will file with the Securities and Exchange Commission (SEC) today. The 10-K will be available on TXO's Investor Relations website at www.txopartners.com/investors or on the SEC's website at www.sec.gov. TXO unitholders may request a printed copy free of charge of the Annual Report on Form 10-K by emailing IR@txopartners.com or by writing to Investor Relations, 400 West 7th Street, Fort Worth, Texas 76102.

Non-U.S. Withholding Information
This press release is intended to be a qualified notice under Treasury Regulations Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of TXO’s distribution to foreign unitholders as being attributable to income that is effectively connected with a United States trade or business. Accordingly, TXO’s distributions to foreign unitholders are subject to federal income tax withholding at the highest applicable effective tax rate. For purposes of Treasury Regulations Section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold. Nominees, and not TXO, are treated as withholding agents responsible for any necessary withholding on amounts received by them on behalf of foreign unitholders.

About TXO Partners, L.P.
TXO Partners, L.P. is a master limited partnership focused on the acquisition, development, optimization and exploitation of conventional oil, natural gas, and natural gas liquid reserves in North America. TXO’s current acreage positions are concentrated in the Permian Basin of West Texas and New Mexico, the San Juan Basin of

New Mexico and Colorado and the Williston Basin of Montana and North Dakota.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions, although not all forward-looking statements contain such identifying words. These forward-looking statements include our 2025 distribution outlook, the resource potential of our Mancos Shale position in the San Juan Basin and other future development opportunities, the future production and potential economic value of our Mancos Shale position, the impacts of our Mancos Shale position on our reserves and production, our ability to maintain or increase oil production and reserves, our ability to execute our strategy, the timing, amount and area of focus of future investments in our assets and the impacts of future commodity price changes. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events at the time such statement was made, and it is possible that the results described in this press release will not be achieved. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, including, without limitation, the following: our ability to meet distribution expectations and projections; the volatility of oil, natural gas and NGL prices; our ability to safely and efficiently operate TXO’s assets; uncertainties about our estimated oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; and the risks and other factors disclosed in TXO’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, TXO does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for TXO to predict all such factors.

Cautionary Note to Investors
The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. TXO may use certain broader terms such as “resource potential,” “natural gas potential” and “captured potential” in its communications to investors that the SEC’s guidelines strictly prohibit TXO from including in filings with the SEC. These types of estimates do not represent, and are not intended to represent, any category of reserves based on SEC definitions, are by their nature more speculative than estimates of proved, probably and possible reserves and do not constitute “reserves” within the meaning of the SEC’s rules. These estimates are subject to greater uncertainties, and accordingly, are subject to a substantially greater risk of actually being realized. Investors are urged to consider closely the disclosures and risk factors in the reports TXO files with the SEC.